UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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BFC Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BFC Financial Corporation

1750 East Sunrise Boulevard
Fort Lauderdale, Florida 33304

April 21, 2004

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of BFC Financial Corporation, which will be held on May 11, 2004 at 2:45 p.m., local time, at the Broward County Convention Center, 1950 Eisenhower Blvd., Ft. Lauderdale, FL 33316. Following the Annual Meeting please join us for our Annual Celebration and Exposition. The schedule will be as follows: 3:30 p.m. – 5:00 p.m. Exposition opens; 5:00pm – 6:15 p.m. Video and Presentation; 6:15 p.m. – 8:00 p.m. Exposition reopens.

     Please read these materials so that you will know what we plan to do at the Annual Meeting. Also, please sign and return the accompanying proxy card in the postage-paid envelope. This way, your shares will be voted as you direct even if you cannot attend the Annual Meeting.

     On behalf of your Board of Directors and our employees, I would like to express our appreciation for your continued support.

Sincerely,

Alan B. Levan
Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
CORPORATE GOVERNANCE
PROPOSAL AT THE ANNUAL MEETING
PROPOSAL FOR ELECTION OF DIRECTORS
Shareholder Return Performance Graph
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OTHER MATTERS
INDEPENDENT PUBLIC ACCOUNTANTS
ADDITIONAL INFORMATION
Appendix A

BFC Financial Corporation

1750 East Sunrise Boulevard
Fort Lauderdale, Florida 33304

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 11, 2004

     Notice is hereby given that the Annual Meeting of Shareholders of BFC Financial Corporation (the “Company”) will be held at the Broward County Convention Center, 1950 Eisenhower Blvd., Ft. Lauderdale, FL 33316 on May 11, 2004 commencing at 2:45 p.m., local time, for the following purposes:

1.	To elect three members to the Board of Directors, two to serve a term of three years, one to serve a term of two years; and

2.	To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

     The matters listed above are more fully described in the Proxy Statement which forms a part of this Notice.

     Only shareholders of record at the close of business on April 1, 2004 are entitled to notice of and to vote at the Annual Meeting.

Sincerely yours,

Alan B. Levan
Chairman of the Board

Fort Lauderdale, Florida
April 21, 2004

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES; THEREFORE EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

BFC Financial Corporation

1750 East Sunrise Boulevard
Fort Lauderdale, Florida 33304

PROXY STATEMENT

     The Board of Directors of BFC Financial Corporation (the “Company”) is soliciting proxies to be used at the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at the Broward County Convention Center, 1950 Eisenhower Blvd., Ft. Lauderdale, FL 33316 on May 11, 2004 at 2:45 p.m., and at any and all postponements or adjournments of the Annual Meeting, for the purposes set forth in the accompanying Notice of Meeting.

     This Proxy Statement, Notice of Meeting and accompanying proxy card are being mailed to shareholders on or about April 21, 2004.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE ANNUAL MEETING

What is the purpose of the meeting?

     At our Annual Meeting, shareholders will act upon the matters outlined in the Notice of Meeting on the cover page of this Proxy Statement, including the election of directors, as well as any other matters which may properly be brought before the Annual Meeting. Also, management will report on the Company’s performance during the last fiscal year and respond to appropriate questions from shareholders.

Who is entitled to vote at the meeting?

     Record holders of the Company’s Class A Common Stock (“Class A Stock”) and record holders of the Company’s Class B Common Stock (“Class B Stock”) at the close of business on April 1, 2004 may vote at the Annual Meeting.

     On April 1, 2004, 13,916,077 shares of Class A Stock and 3,094,198 shares of Class B Stock were outstanding and, thus, are eligible to vote at the Annual Meeting.

What are the voting rights of the holders of Class A Stock and Class B Stock?

     Holders of Class A Stock and holders of Class B Stock will vote as one class on the matters to be voted upon at the Annual Meeting. Holders of Class A Stock are entitled to one vote per share, with all holders of Class A Stock having in the aggregate 22% of the general voting power. The number of votes represented by each share of Class B Stock, which represent in the aggregate 78% of the general voting power, is calculated each year in accordance with the Company’s Amended and Restated Articles of Incorporation. At this year’s Annual Meeting, each outstanding share of Class B Stock will be entitled to 15.9456 votes on each matter.

What constitutes a quorum?

     The presence at the Annual Meeting, in person or by proxy, of the holders of shares representing a majority of the aggregate voting power (as described above) of the common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the Annual Meeting.

What is the difference between a shareholder of record and a “street name” holder?

     If your shares are registered directly in your name with American Stock Transfer & Trust Company, the Company’s stock transfer agent, you are considered the shareholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of these shares but not the shareholder of record, and your shares are held in “street name.”

How do I vote my shares?

     If you are a shareholder of record, you can give a proxy to be voted at the Annual Meeting by mailing in the enclosed proxy card.

     If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or nominee. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Can I vote my shares in person at the Annual Meeting?

     Yes. If you are a shareholder of record, you may vote your shares at the Annual Meeting by completing a ballot at the Annual Meeting.

     However, if you are a “street name” holder, you may vote your shares in person only if you obtain a signed proxy from your broker or nominee giving you the right to vote the shares.

     Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your vote by proxy or by giving instructions to your broker or nominee as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

What are my choices when voting?

     In the election of directors, you may vote for all nominees, or your vote may be withheld with respect to one or more nominees. The proposal related to the election of directors is described in this Proxy Statement beginning at page 7.

What is the Board’s recommendation?

     The Board of Directors recommends a vote FOR all of the nominees for director.

What if I do not specify how I want my shares voted?

     If you do not specify on your proxy card how you want to vote your shares, the proxy holder will vote them FOR all of the nominees for director.

Can I change my vote?

     Yes. You can revoke your proxy at any time before it is exercised in any of three ways:

•	by submitting written notice of revocation to the Company’s Secretary;

•	by submitting another proxy by mail that is dated later and is properly signed; or

•	by voting in person at the Annual Meeting.

What vote is required for a proposal to be approved?

     For the election of directors, the affirmative vote of a plurality of the votes cast at the Annual Meeting is required. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

     If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may or may not vote your shares in its discretion if you have not provided voting instructions to the broker. Whether the broker may vote your shares in its discretion depends on the proposals before the Annual Meeting. “Broker non-votes” occur when shares held through the broker are not voted with respect to a particular proposal because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary authority to vote such shares. For the election of directors, “broker non-votes” will have no effect on the outcome of the election.

Are there any other matters to be acted upon at the Annual Meeting?

     We do not know of any other matters to be presented or acted upon at the Annual Meeting. If any other matter is presented at the Annual Meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

CORPORATE GOVERNANCE

     Pursuant to the Company’s bylaws and the Florida Business Corporation Act, the Company’s business and affairs are managed under the direction of the Board of Directors. Directors are kept informed of the Company’s business through discussions with management, including the Chief Executive Officer and other senior officers, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

Determining Director Independence

     The Board undertook a review of each director’s independence in March 2004. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including those reported below under “Certain Relationships and Related Transactions.” The Board also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under applicable laws and regulations and the Nasdaq Stock Market (“Nasdaq”) listing standards. The Board determined that the following relationships will not be deemed to be material relationships which impair independence: (i) banking relationships with BankAtlantic in the ordinary course of BankAtlantic’s business, (ii) serving on third party boards of directors with other members of the Board, (iii) payments or charitable gifts by the Company to entities with which a director is an executive officer or employee where such payments do not exceed the greater of $1 million or 2% of such company’s or charity’s consolidated gross revenues, and (iv) investments by directors in common with each other or the Company. As a result of its review of the relationships of each of the members of the Board, the Board affirmatively determined that a majority of the Company’s Board members, including Oscar Holzmann, Earl Pertnoy, and Neil Sterling, are “independent” directors within the meaning of the listing standards of Nasdaq and applicable law. D. Keith Cobb was appointed to the Board in accordance with the Company’s By-Laws effective April 2, 2004, to serve until the election of directors at the 2004 Annual Meeting. Upon his appointment, the Board affirmatively determined that D. Keith Cobb was an “independent” director within the meaning of the listing standards of Nasdaq and applicable law.

Committees of the Board of Directors and Meeting Attendance

     The Board met eleven times during 2003. The Board of Directors has established Audit, Compensation and Nominating and Corporate Governance Committees. The Board has adopted a written charter for each of these three committees and Corporate Governance Guidelines that address the make-up and functioning of the Board. The Board has also adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees. The committee charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics are posted in the “Investor Relations” section of our website at www.bfcfinancial.com/investor/.

     Each of the members of the Board of Directors attended at least 75% of the meetings of the Board and Committees on which he served, and 60% of the then-serving members of the Board of Directors attended the Annual Meeting in 2003, although the Company has no formal policy requiring them to do so.

     The Audit Committee

     The Audit Committee consists of Oscar Holzmann, Chairman, Earl Pertnoy and Neil Sterling. The Board has determined that all members of the Audit Committee are “financially literate” and “independent” within the meaning of the listing standards of the Nasdaq and applicable SEC regulations. Mr. Holzmann, the chair of the Committee, is qualified as the “audit committee financial expert” within the meaning of SEC regulations and the Board has determined that he has the finance and accounting expertise which results in his “financial sophistication” within the meaning of the listing standards of Nasdaq. The Committee met five times during the 2003 fiscal year. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditor. Additionally, the Audit Committee assists Board oversight of: (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, performance and independence of the Company’s independent auditor and (iv) the performance of the Company’s internal audit function. A report from the Audit Committee is included at page 18, and the Audit Committee’s Charter is attached as Appendix A to this proxy statement.

     The Compensation Committee

     The Compensation Committee consists of Earl Pertnoy, Chairman, Oscar Holzmann and Neil Sterling. All of the members of the Committee are considered to be “independent” within the meaning of the listing standards of Nasdaq. The Committee met three times during 2003. The Compensation Committee provides assistance to the Board in fulfilling its responsibilities relating to compensation of the Company’s executive officers. It reviews and determines the compensation of the Chief Executive Officer and determines or makes recommendations with respect to the compensation of the Company’s other executive officers. It also assists the Board of Directors in the administration of the Company’s equity-based compensation plans. A report from the Compensation Committee is included at page 16.

     The Nominating and Corporate Governance Committee

     The Nominating and Corporate Governance Committee was established by Board resolution in March 2004. The Nominating and Corporate Governance Committee consists of Neil Sterling, Chairman, Oscar Holzmann and Earl Pertnoy. All of the members of the Committee are considered to be “independent” within the meaning of the listing standards of Nasdaq. The Nominating and Corporate Governance Committee is responsible for assisting the Board of Directors in identifying individuals qualified to become directors, making recommendations of candidates for directorships, developing and recommending to the Board a set of corporate governance principles for the Company, overseeing the evaluation of the Board and management, overseeing the selection, composition and evaluation of Board committees and overseeing the management continuity and succession planning process.

     Generally, the Committee will identify candidates through the business and other organization networks of the directors and management. Candidates for director will be selected on the basis of the contributions the Committee believes that those candidates can make to the Board and to management and on such other qualifications and factors as the Committee considers appropriate. In assessing potential new directors, the Committee will seek individuals from diverse professional backgrounds who provide a broad range of experience and expertise. Board candidates should have a reputation for honesty and integrity, strength of character, mature judgment and experience in positions with a high degree of responsibility. In addition to reviewing a candidate’s background and accomplishments, candidates for director nominees are reviewed in the context of the current composition of the Board and the evolving needs of the Company. The Company also requires that its Board members be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on the Company’s behalf, including attending Board and applicable committee meetings. If the Committee believes a candidate would be a valuable addition to the Board, it will recommend the candidate’s election to the full Board.

     This year, D. Keith Cobb, who was appointed as a director by the Board in April 2004, is standing for election by the shareholders for the first time. Our Chief Executive Officer recommended Mr. Cobb to the Board. Mr. Cobb also sits on the BankAtlantic Bancorp, Inc. board and was selected based on his administrative skills, active involvement in the community, financial expertise and knowledge and understanding of statewide issues in Florida.

     Under the Company’s bylaws, nominations for directors may be made only by or at the direction of our Board of Directors, or by a shareholder entitled to vote who delivers written notice (along with certain additional information specified in our bylaws) not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. For the Company’s 2005 Annual Meeting, we must receive this notice between January 11 and February 10, 2005.

Executive Sessions of Independent Directors

     In accordance with applicable Nasdaq rules, beginning in 2004 the independent directors of the Company intend to have periodic executive sessions of the Board in which non-independent directors and members of management do not participate. Earl Pertnoy has been selected as the presiding director for these sessions.

Compensation of Directors

     The Company’s Compensation Committee recommends director compensation to the Board based on factors it considers appropriate and based on the recommendations of management. Non-employee directors of the Company each received annual retainer fees of $30,000 in 2003 with no additional compensation for attendance at Board of Directors’ meetings and $5,500 annually for attendance at meetings of the Audit Committee except as noted below. Effective February 3, 2003, members of the Audit Committee began to receive $4,000 per quarter for their service on that committee. In addition, beginning February 3, 2003 the Chairman of the Audit Committee received an additional fee of $1,000 per quarter for service as Chairman. On February 3, 2003 all non-employee directors then serving received options to acquire 8,985 shares of the Company’s Class B Stock under the BFC Financial Corporation Stock Option Plan as Amended (the “Option Plan”) at an exercise price of $2.8672 per share. The number of options granted and the exercise price per share have been adjusted in accordance with the Option Plan to reflect the stock dividend payable on June 17, 2003 and the stock splits payable on December 1, 2003 and March 1, 2004. All such options vested and became exercisable immediately upon grant. Directors who are also officers of the Company or its subsidiaries do not receive additional compensation for their service as directors or for attendance at Board of Directors’ meetings or committee meetings.

Director and Management Indebtedness

     On February 6, 2001, Alan B. Levan, Chairman, President and Chief Executive Officer of the Company, borrowed $500,000 from the Company on a recourse basis and Glen R. Gilbert, Executive Vice President, and Earl Pertnoy, a director of the Company, each borrowed $50,000 on a non-recourse basis to make investments in a technology company sponsored by the Company. Such amounts bear interest at the prime rate plus 1% with only interest payable annually and the entire balance due in February 2006.

     On July 16, 2002, John E. Abdo, Vice Chairman of the Company, borrowed $3.5 million from the Company on a recourse basis and paid off an existing $500,000 loan due to the Company. The $3.5 million loan bears interest at the prime rate plus 1%, requires monthly interest payments, is due on demand and is secured by 1,019,564 shares of Class A Stock and 370,750 shares of Class B Stock.

     Such amounts were still outstanding at the end of the year,

Communications with the Board of Directors and Non-Management Directors

     Shareholders who wish to communicate with the Board of Directors, any individual director or the non-management directors as a group can write to the Corporate Secretary, BFC Financial Corporation, 1750 East Sunrise Boulevard, Fort Lauderdale, Florida 33304. The letter should include a statement indicating that the sender is a shareholder of the Company. Depending on the subject matter, an officer of the Company will:

•	forward the letter to the director or directors to whom it is addressed;

•	attempt to handle the inquiry directly if it relates to routine or ministerial matters, including requests for information; or

•	not forward the letter if it is primarily commercial in nature or if it is determined to relate to an improper or irrelevant topic.

     A member of management will, at each meeting of the Board, present a summary of all letters received since the last meeting that were not forwarded to the Board and will make those letters available to the Board upon request.

Code of Ethics

     The Company has a Code of Business Conduct and Ethics which is applicable to all directors, officers and employees of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer. The Code of Ethics is available on the Company’s website at www.bfcfinancial.com/investor/. The Company intends to post amendments to or waivers from its Code of Ethics (to the extent applicable to the Company’s chief executive officer, principal financial officer or principal accounting officer) on its website.

Compensation Committee Interlocks and Insider Participation

     The Board of Directors has designated directors Pertnoy, Holzmann and Sterling, none of whom are employees of the Company or any of its subsidiaries, to serve on the Compensation Committee. The Company’s executive officers are also executive officers of BankAtlantic Bancorp, Inc. and Levitt Corporation, entities deemed to be controlled by the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

     Based solely upon a review of the copies of the forms furnished to the Company and written representations that no other reports were required, the Company believes that during the year ended December 31, 2003, all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 applicable to its officers, directors and greater than 10% beneficial owners were complied with on a timely basis except that one Form 4 was inadvertently filled late with respect to five transactions on behalf of director Earl Pertnoy regarding the sale of shares of the Company’s common stock.

PROPOSAL AT THE ANNUAL MEETING

PROPOSAL FOR ELECTION OF DIRECTORS

Nominees for Election as Director

     The Company’s By-Laws provide that the Board of Directors shall consist of no less than three nor more than twelve directors. The specific number of directors is set from time to time by resolution of the Board. The Company’s Board of Directors currently consists of six directors divided into three classes, each of which has a three-year term, expiring in annual succession. The Board was expanded from four to five directors on February 3, 2003 and from five to six directors on April 2, 2004. Director Neil Sterling was appointed to the Board in accordance with the Company’s By-Laws effective February 3, 2003 to fill a vacancy and, at the 2003 Annual Meeting, was elected to a one-year term to expire at the 2004 Annual Meeting. D. Keith Cobb was appointed to the Board in accordance with the Company’s By-Laws effective April 2, 2004, to serve until the election of directors at the 2004 Annual Meeting.

     A total of three directors will be elected at the Annual Meeting, two of whom will be elected for the term expiring in 2007 and one of whom will be elected for the term expiring in 2006. Each of the nominees has consented to serve the term indicated. If any of them should become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. Except as otherwise indicated, the nominees and directors listed below have had no change in principal occupation or employment during the past five years.

The Directors Standing For Election Are:

TERMS ENDING IN 2007:

ALAN B. LEVAN	Director since 1978

     Mr. Levan, age 59, formed the I.R.E. Group (predecessor to the Company) in 1972. Since 1978, he has been the Chairman of the Board, President, and Chief Executive Officer of the Company or its predecessors. He is Chairman of the Board and President of I.R.E. Realty Advisors, Inc., I.R.E. Properties, Inc., I.R.E. Realty Advisory Group, Inc. and Florida Partners Corporation. He has been Chairman of the Board, President and Chief Executive Officer of BankAtlantic Bancorp, Inc. since 1994, and President and Chairman of the Board of BankAtlantic since 1987. He is Chairman of the Board of Levitt Corporation and Bluegreen Corporation, each of which is a public company whose stock is traded on the New York Stock Exchange.

NEIL STERLING	Director since 2003

     Mr. Sterling, age 52, has been the principal of The Sterling Resources Group, a business development-consulting firm in Fort Lauderdale, Florida, since 1998.

TERM ENDING IN 2006:

D. KEITH COBB	Director since 2004

     Mr. Cobb, age 63, has served as a business consultant and strategic advisor to a number of companies since 1996. In addition, Mr. Cobb completed a six-year term on the Board of the Federal Reserve Bank of Miami in 2002. Mr. Cobb spent thirty-two years as a practicing CPA at KPMG LLP, and was Vice Chairman and CEO of Alamo Rent A Car, Inc. from 1995 until its sale in 1996. Mr. Cobb also serves on the boards of BankAtlantic Bancorp, Inc., a subsidiary of the Company, CRA Qualified Investment Fund (a registered mutual fund) and several private companies.

     THE BOARD OF DIRECTORS RECOMMENDS THAT HOLDERS OF CLASS A COMMON STOCK AND HOLDERS OF CLASS B COMMON STOCK VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

Directors Continuing In Office:

TERM ENDING IN 2006:

EARL PERTNOY	Director since 1978

     Mr. Pertnoy, age 77, is a real estate investor and developer. He has been a director of the Company and its predecessor companies since 1978.

TERMS ENDING IN 2005:

JOHN E. ABDO	Director since 1988

     Mr. Abdo, age 60, has been principally employed as Vice Chairman of BankAtlantic since April 1987 and Chairman of the Executive Committee of BankAtlantic since October 1985. He has been a director of the Company since 1988 and Vice Chairman of the Board of the Company since 1993. He has been a director and Vice Chairman of the Board of BankAtlantic Bancorp, Inc., the holding company for BankAtlantic, since 1994, a director of BankAtlantic since 1984 and President of Levitt Corporation since 1985. He has been Vice Chairman of the Board of Levitt Corporation since April 2001. He has been President and Chief Executive Officer of the Abdo Companies, Inc., a real estate development, construction and real estate brokerage firm, for more than five years. He is also a director of Benihana, Inc., a national restaurant chain, and a director and Vice Chairman of the Board of Bluegreen Corporation. Mr. Abdo is also President of the Broward Performing Arts Foundation.

OSCAR HOLZMANN	Director since 2002

     Mr. Holzmann, age 61, has been an Associate Professor of Accounting at the University of Miami since 1980. He received his Ph.D. in Business Administration from Pennsylvania State University in 1974.

Identification of Executive Officers and Significant Employees

     The following individuals are executive officers of the Company:

Name	Position
Alan B. Levan	Chairman of the Board, Chief Executive Officer, President and Director
John E. Abdo	Vice Chairman of the Board and Director
Glen R. Gilbert	Executive Vice President, Chief Financial and Accounting Officer and Secretary
Phil Bakes	Executive Vice President

     All officers serve until they resign or are replaced or removed by the Board of Directors.

     The following additional information is provided for the executive officers shown above who are not directors of the Company or director nominees:

     Glen R. Gilbert, age 59, has been Executive Vice President of the Company since July 1997. In May 1987, he was appointed Chief Financial and Accounting Officer and, in October 1988, was appointed Secretary. He joined the Company in November 1980 as Vice President and Chief Accountant. He has been a certified public accountant since 1970. He serves as an officer of Florida Partners Corporation. He has been Executive Vice President, Chief Financial Officer and Secretary of Levitt Corporation since 1997.

     Phil Bakes, age 58, joined the Company as an Executive Vice President in January 2004. Before joining the Company, he served as Chairman, Co-Founder and Chief Executive Officer of FAR&WIDE Travel Corp. from 1999 to 2003. In September 2003, FAR&WIDE Travel Corp. liquidated and sold virtually all of its assets under Chapter 11 of the U.S. Bankruptcy Act. Prior to founding FAR&WIDE Travel Corp., Mr. Bakes served as president and chief executive officer of an advisory and merchant banking firm as well as an airline executive.

Certain Relationships and Related Transactions

     Alan B. Levan, Chief Executive Officer, President and Chairman of the Board of the Company also serves as Chairman of the Board and Chief Executive Officer of BankAtlantic Bancorp, Inc. and BankAtlantic. Alan B. Levan is also Chairman of the Board of Bluegreen Corporation and Levitt Corporation. John E. Abdo, Vice Chairman of the Board of the Company also serves as Vice Chairman of the Board of Directors of BankAtlantic Bancorp, Inc., BankAtlantic, Levitt Corporation and Bluegreen Corporation, and is President of Levitt Corporation. Glen R. Gilbert, Executive Vice President of the Company also serves as Executive Vice President of Levitt Corporation.

     These executive officers separately receive compensation from affiliates of the Company for services rendered for such affiliates.

     The Company’s management fees from related parties for the years ended December 31, 2003, 2002 and 2001 consisted of (in thousands):

	For the Years Ended December 31,
	2003	2002	2001
Levitt	$213	170	80

Other affiliates	$10	41	44

     In connection with the spin-off of Levitt on December 31, 2003, BankAtlantic Bancorp entered into a transitional services agreement with Levitt whereby BankAtlantic Bancorp will provide human resources, risk management and investor and public relation services and receive compensation for such services in an amount not in excess of the amount which would be charged by a third party. Additionally, BankAtlantic Bancorp entered into an employment matters agreement providing for the allocation of responsibility and liability between BankAtlantic Bancorp and Levitt with respect to the welfare and benefit plans for Levitt employees after the spin-off.

     Also in connection with the spin-off of Levitt, BankAtlantic Bancorp converted a currently outstanding $30.0 million demand note owed by Levitt to BankAtlantic Bancorp to a five year term note with interest only payable monthly initially at a prime rate and thereafter at the prime rate plus increments of an additional 0.25% every six months. Prior to the spin-off, BankAtlantic Bancorp transferred its 1.2 million shares in Bluegreen to Levitt in exchange for a $5.5 million note and additional shares of Levitt common stock (which additional shares were distributed as part of the spin-off transaction). This note, which had a term of one year and an interest rate equal to the prime rate, was repaid in April 2004. Additionally, prior to the spin-off, Levitt declared an $8.0 million dividend to BankAtlantic Bancorp payable in the form of a five-year note with the same payment terms as the $30.0 million note described above. The above transactions were eliminated in the Company’s consolidated financial statements.

     The Company paid BankAtlantic approximately $67,000 during 2003 for office space used by the Company in BankAtlantic’s headquarters and for miscellaneous administrative and other related expenses. BankAtlantic provided certain administrative services to Bluegreen in 2003 without receipt of payment for such services.

     During the year ended December 31, 2003, BankAtlantic paid a subsidiary of Levitt a $540,000 management fee to operate and sell a residential construction property acquired by BankAtlantic through foreclosure. The property was sold to an unrelated developer during the fourth quarter of 2003.

     In 1994, the Company agreed to participate in certain real estate opportunities with John E. Abdo and certain of his affiliates (the “Abdo Group”). Pursuant to this arrangement, in December 1994, an entity controlled by the Company acquired from an unaffiliated seller approximately 70 acres of unimproved land known as the “Center Port” property in Pompano Beach, Florida. Through December 31, 2001, all of the project except for land under two pylon signs, a cell tower site and the lake had been sold to unaffiliated third parties for approximately $21.4 million and the Company recognized net gains from the sales of real estate of approximately $4.8 million.

     During 1999 and 2000, the Company (without consideration of BankAtlantic Bancorp) acquired interests in unaffiliated technology entities. During 2000 and 2001, the Company’s interests in the technology entities were transferred at the Company’s cost to specified asset limited partnerships. Subsidiaries of the Company are the controlling general partners of these venture partnerships, and therefore, they are consolidated in the Company’s financial statements. Interests in such partnerships were sold in 2000 and 2001 to accredited investors in private offerings. During 2000, approximately $5.1 million of capital was raised by these partnerships from unaffiliated third parties, as well as officers, directors and affiliates of the Company who invested approximately $4.4 million in the partnerships. The Company and the general partners retained ownership interests of approximately $1.8 million. Additionally, during 2001, approximately $895,000 of capital was raised from unaffiliated third parties by one of these partnerships and officers, directors and affiliates of the Company invested approximately $1.3 million in the partnership. The Company and the general partners retained ownership interests of approximately $3.8 million increasing the Company’s total investment in these partnerships to an aggregate of $5.6 million. After the limited partners receive a specified return from the partnerships, the general partners are entitled to receive 20% of all cash distributions from the partnerships. The general partners are limited liability companies of which the members are: The Company – 57.5%, John E. Abdo – 13.75%; Alan B. Levan – 9.25%; Glen R. Gilbert – 2.0% and John E. Abdo, Jr. – 17.5%. Losses net of minority interests for the year ended December 31, 2003 were $1.8 million. At December 31, 2003, the Company’s net investment in these partnerships was $626,000.

     An affiliated limited partnership, BankAtlantic Bancorp and affiliates of the Company are investors in a privately held technology company located in Boca Raton, Florida. In October 2000, the affiliated limited partnership invested $2 million in 219,300 shares of the technology company’s common stock at a price per share of $9.12. At December 31, 2001, the carrying value of this investment by the limited partnership had been written down to $4.95 per share and, in 2002, based on several factors/considerations, the technology company was written off entirely by the Company and Bancorp. BankAtlantic Bancorp invested $15 million in 3,033,386 shares of the technology company’s common stock in cash and by issuance to the technology company of 748,000 shares of BankAtlantic Bancorp Class A Common Stock. BankAtlantic Bancorp’s shares in the technology company were acquired in October 1999 at an average price per share of $4.95. Both Alan B. Levan and John E. Abdo became directors of the technology company in connection with the investment. In addition, Alan B. Levan owns or controls direct and indirect interests in an aggregate of 286,709 shares of the technology company common stock, purchased at an average price per share of $8.14 and Mr. John E. Abdo owns or controls direct and indirect interests in an aggregate of 368,408 shares of the technology company common stock purchased at an average price per share of $7.69. Glen Gilbert, Jarett Levan, a director of BankAtlantic Bancorp and Executive Vice President of BankAtlantic, and Bruno DiGiulian, a director of BankAtlantic Bancorp have a 0.9%, 0.15% and 0.7% ownership interest, respectively, in the limited partnership. The Company and its affiliates collectively owned approximately 7% of the technology company’s outstanding common stock at December 31, 2003. During 2001, Mr. Levan and Mr. Abdo resigned from the Board of Directors of the technology company and initiated a lawsuit on behalf of the Company and others against the founder of the technology company, personally, regarding his role. In early 2003, the technology company initiated a lawsuit against BankAtlantic Bancorp seeking to have a restrictive legend on its BankAtlantic Bancorp’s Class A Common Stock removed. On March 24, 2004, the parties settled the pending litigation. Pursuant to the terms of the settlement, the affiliated limited partnership, BankAtlantic Bancorp and the other affiliates of the Company were given the opportunity to sell their respective investments in the technology company to a third party investor group for the amount of their initial investment. The investor group and the technology company also agreed to pay an additional amount equal to the legal expenses incurred and damages. The amounts paid by the technology company were paid by delivery of shares of BankAtlantic Bancorp Class A Common Stock owned by the technology company. BankAtlantic Bancorp sold its shares in the technology company for $15 million in cash, its original cost, and received compensation for legal expenses and damages consisting of $1.7 million in cash and return of 378,000 shares of BankAtlantic Bancorp Class A Common Stock. The affiliated limited partnership and other affiliates of the Company chose not to sell their shares in the technology company but recovered legal fees and damages. The affiliated limited partnership received $309,845 in cash and 50,422 shares of BankAtlantic Bancorp Class A Common Stock in connection with the settlement and the Company’s other affiliates, without regard to their interests in the affiliated partnership, received in the aggregate $132,747 in cash and 29,413 shares of BankAtlantic Bancorp

Class A Common Stock. The parties also exchanged releases and the pending litigation between the parties was dismissed in connection with the settlement.

     BankAtlantic Bancorp and its subsidiaries utilized certain services of Ruden, McClosky, Smith, Schuster & Russell, P.A. (“Ruden, McClosky”), a law firm to which Bruno DiGiulian is of counsel. Fees aggregating $110,000 were paid by BankAtlantic and $30,000 was paid by Ryan Beck& Co. to Ruden, McClosky in 2003. In addition, fees aggregating approximately $1.1 million were paid to Ruden, McClosky by Levitt and Bluegreen in 2003. Ruden, McClosky also represents Alan B. Levan and John E. Abdo with respect to certain other business interests.

     Since 2002, Levitt has utilized certain services of Conrad & Scherer, a law firm in which William R. Scherer, a member of Levitt’s Board of Directors, is a member. Levitt paid fees aggregating $79,000 to this firm during the year ended December 31, 2003.

     Alan B. Levan, Jarett Levan and John E. Abdo have investments or are partners in real estate joint ventures with developers, which, in connection with other ventures, have outstanding loans from BankAtlantic or are joint venture partners with Levitt.

     Certain of the Company’s affiliates, including its executive officers, have independently made investments with their own funds in both public and private entities in which the Company holds investments.

     The Company has a 49.5% interest and affiliates and third parties have a 50.5% interest in a limited partnership formed in 1979, for which the Company’s Chairman serves as the individual General Partner. The partnership’s primary asset is real estate subject to net lease agreements. The Company’s cost for this investment, approximately $441,000, was written off in 1990 due to the bankruptcy of the entity leasing the real estate. During both 2003 and 2002, the Company received distributions of approximately $25,000 from the partnership.

     Florida Partners Corporation owns 133,314 shares of the Company’s Class B Stock and 764,995 shares of the Company’s Class A Stock. Alan B. Levan may be deemed to beneficially be the principal shareholder and is a member of the Board of Florida Partners Corporation. Glen R. Gilbert, Executive Vice President and Secretary of the Company, holds similar positions at Florida Partners Corporation.

     The BankAtlantic Foundation is a non-profit foundation established by BankAtlantic. During 2003, the Foundation made donations aggregating $364,530, including $25,000 to the Broward Community College Foundation (as the first installment of a 4-year commitment of $100,000 to the Will and Jo Holcombe Institute for Teaching and Learning), $15,000 to the Florida Grand Opera, $7,500 to the Leadership Broward Foundation, $7,500 to Nova Southeastern University (including $5,000 as the first installment of a 5-year, $25,000 commitment to the Wayne Huizenga School of Business and $2,500 to Nova Southeastern University Libraries), $4,250 to ArtServe, $3,000 to the Broward Performing Arts Foundation and $2,000 to the Museum of Art of Ft. Lauderdale. In addition to the contributions made by the BankAtlantic Foundation, BankAtlantic made certain direct contributions. In 2003 BankAtlantic made donations of $11,500 to the Broward Community College Foundation, $10,963 to the Urban League of Broward County, $6,000 to ArtServe, $1,160 to United Way of Broward County and $900 to the Leadership Broward Foundation. Alan B. Levan sits on the Boards of the Broward Community College Foundation, the Florida Grand Opera and Nova Southeastern University, Jarett Levan sits on the Boards of the Leadership Broward Foundation and ArtServe and the Board of Governors of the Museum of Art of Ft. Lauderdale, John E. Abdo is President of the Broward Performing Arts Foundation, Dr. Willis Holcombe, a member of BankAtlantic’s Board, sits on the Boards of the Broward Community College Foundation and the Urban League of Broward County. In addition both D. Keith Cobb and Lloyd Devaux, Executive Vice President and chief Operating Officer of BankAtlantic, sits on the Board of the United Way of Broward County which may further provide funds to these entities.

     During fiscal 2003, Jarett Levan, a director and son of director, President and CEO Alan B. Levan, was employed by BankAtlantic as Chief Marketing Officer and was paid approximately $211,000 for his services. Alan B. Levan’s daughter, Rachelle Levan Margolis, served as executive director of the BankAtlantic Foundation and received approximately $43,000 for the year.

     Included in the Company’s other assets at December 31, 2003 and 2002 were approximately $138,000 and $391,000, respectively due from affiliates.

Summary Compensation Table

     The following table sets forth information with respect to the annual compensation paid or accrued by the Company, BankAtlantic and Levitt Corporation, for services rendered in all capacities during the three years ended December 31, 2003 to each of the executive officers of the Company.

			Annual Compensation				Long-Term Compensation
							Awards		Payouts
					Other					All
Name and					Annual		Restricted	Stock		Other
Principal					Compen-		Stock	Option	LTIP	Compen-
Position	Source	Year	Salary	Bonus	sation		Award(s)	Award(s)	Payouts	sation
	(a)		($)	($)	($)		($)	(#)	($)	($)
Alan B. Levan	BFC	2003	581,849	415,064	—		—	134,770	6,267	109,321	(b)
Chairman of the	BankAtlantic	2003	445,923	435,488	—		—	78,377	—	110,282	(c)
Board, President	Levitt	2003	103,231	62,400	—		—	—	—	—
and Chief Executive	BFC	2002	570,560	399,100	—		—	—	6,288	105,116	(b)
Officer	BankAtlantic	2002	438,887	443,800	9,600	(f)	—	60,000	—	121,707	(c)
	Levitt	2002	83,791	62,500	—		—	—	—	—
	BFC	2001	538,510	255,833	—		—	—	4,480	101,073	(b)
	BankAtlantic	2001	383,405	345,500	7,385	(f)	—	40,000	—	134,030	(c)
	Levitt	2001	—	50,000	—		—	—	—	—

John E. Abdo	BFC	2003	310,600	187,200	—		—	134,770	6,267	—
Vice Chairman	BankAtlantic	2003	221,487	221,227	18,600	(d)	—	52,251	—	8,040	(c)
of the Board	Levitt	2003	365,000	390,000	—		—	—	—	291,240	(h)
	BFC	2002	264,879	156,000	—		—	—	6,288	—
	BankAtlantic	2002	211,368	118,004	18,600	(d)	—	40,000	—	8,040	(e)
	Levitt	2002	263,187	425,000	—		—	—	—	291,240	(h)
	BFC	2001	250,000	150,000	—		—	—	4,880	—
	BankAtlantic	2001	181,700	92,836	18,600	(d)	—	30,000	—	6,840	(e)
	Levitt	2001	250,000	250,000	—		—	—	—	291,240	(h)

Glen R. Gilbert	BFC	2003	154,642	93,288	—		—	35,941	6,267	—
Executive Vice	BankAtlantic	2003	—	—	—		—	13,494	—	—
President, Chief	Levitt	2003	149,500	93,288	—		—	—	—	8,000	(g)
Financial Officer	BFC	2002	126,718	84,754	—		—	—	6,288	—
and Secretary	BankAtlantic	2002	—	—	—		—	15,000	—	—
	Levitt	2002	123,938	97,192	—		—	—	—	6,135-	(g)
	BFC	2001	119,600	29,900	—		—	—	4,880	—
	BankAtlantic	2001	—	—	—		—	10,000	—	—
	Levitt	2001	119,600	29,900	—		—	—	—	—

(a)	Amounts identified as BankAtlantic represent payments or grants by BankAtlantic and amounts identified as Levitt represent payments or grants by Levitt Corporation, both of which for 2001, 2002 and 2003 were wholly-owned subsidiaries of BankAtlantic Bancorp, Inc.

(b)	Represents reimbursements or payments for life and disability insurance.

(c)	Includes BankAtlantic contributions of $8,000 in 2003 and 2002 and $6,800 in 2001 to its 401(k) savings plan on behalf of Mr. Alan B. Levan, a $40 dividend payment for a Real Estate Investment Trust (“REIT”) controlled by BankAtlantic for 2003, 2002 and 2001 and $102,242 in 2003, $113,667 in 2002 and $127,190 in 2001 representing the value of the benefit received by Mr. Alan B. Levan in connection with premiums paid by BankAtlantic for a split-dollar life insurance policy.

(d)	Includes $9,000 per year for service as trustee of BankAtlantic’s pension plan, which amount is paid by the pension plan, and $9,600 per year as an auto allowance. Payments were also made to the Abdo Companies, Inc., a company controlled by Mr. Abdo. See “Certain Relationships and Related Transactions.”

(e)	Includes BankAtlantic contributions of $8,000 in 2003 and 2002 and $6,800 in 2001 to its 401(k) savings plan on behalf of Mr. Abdo and a $40 dividend payment for the REIT for 2003, 2002 and 2001.

(f)	Reflects amount paid as auto allowance.

(g)	Includes Levitt Corporation contributions of $8,000 in 2003 and $6,135 in 2002 to its 401(k) savings plan on behalf of Mr. Gilbert.

(h)	The Abdo Companies, a company in which John E. Abdo is the principal shareholder and Chief Executive Officer, receives from Levitt monthly management fees and reimbursement for expenses associated with use of office space. The amounts paid may not be representative of the amounts that would be paid in an arms-length transaction.

Option Grants in 2003

     The following table sets forth information concerning individual grants of stock options to the named executives in the Summary Compensation Table pursuant to the Company’s stock option plans during the fiscal year ended December 31, 2003. The Company has not granted and does not currently grant stock appreciation rights.

					Potential Realizable
					Value at Assumed
	Number of	% of Total			Annual Rates of Stock
	Securities	Options	Exercise		Price Appreciation for
	Underlying Options	Granted to Employees in	Price Per	Expiration	Option Term (2)
Name	Granted (1)	Fiscal Year	Share	Date	5% ($)	10% ($)
Alan B. Levan	134,770	38.0	$2.87	2/7/2013	$243,013	$615,842
John E. Abdo	134,770	38.0	$2.87	2/7/2013	243,013	615,842
Glen R. Gilbert	35,941	10.1	$2.87	2/7/2013	64,808	164,235

(1)	All option grants are to acquire shares of BFC Financial Corporation Class B Stock. All options granted in 2003 vest in 2008. The number of options granted has been adjusted to reflect stock dividends and stock splits which occurred in 2003 and March 1, 2004.

(2)	Amounts for the named executive have been calculated by multiplying the exercise price by the annual appreciation rate shown (compounded for the remaining term of the options), subtracting the exercise price per share and multiplying the gain per share by the number of shares covered by the options. The dollar amounts under these columns are the result of calculations based upon assumed rates of annual compounded stock price appreciation specified by regulation and are not intended to forecast actual future appreciation rates of the Company’s stock price.

     The following table sets forth information concerning individual grants of stock options for shares of BankAtlantic Bancorp, Inc.’s Class A Stock by BankAtlantic Bancorp, Inc. to the named executives in the Summary Compensation Table pursuant to the stock option plans of BankAtlantic Bancorp, Inc. during the year ended December 31, 2003. BankAtlantic Bancorp, Inc. has not granted and does not currently grant stock appreciation rights.

					Potential Realizable
					Value at Assumed
	Number of	% of Total			Annual Rates of Stock
	Securities	Options	Exercise		Price Appreciation for
	Underlying Options	Granted to Employees in	Price Per	Expiration	Option Term (3)
Name	Granted (1) (2)	Fiscal Year	Share	Date	5% ($)	10% ($)
Alan B. Levan	78,377	7.7	$7.41	3/31/2013	$365,260	$925,641
John E. Abdo	52,251	5.1	$7.41	3/31/2013	243,505	617,090
Glen R. Gilbert	13,494	1.3	$7.41	3/31/2013	62,886	159,366

(1)	All option grants are in BankAtlantic Bancorp’s Class A Stock. All options vest in 2008.

(2)	Number of securities underlying options granted and exercise price per share have been adjusted in accordance with the BankAtlantic Bancorp 2001 Amended and Restated Stock Option Plan as a result of the spin-off of Levitt Corporation on December 31, 2003.

(3)	Amounts for the named executive have been calculated by multiplying the exercise price by the annual appreciation rate shown (compounded for the remaining term of the options), subtracting the exercise price per share and multiplying the gain per share by the number of shares covered by the options. The dollar amounts set forth in these columns are the result of calculations based upon assumed rates of annual compounded stock price appreciation specified by regulation and are not intended to forecast actual future appreciation rates of BankAtlantic Bancorp’s stock price.

Aggregated Option Exercises in 2003 and Year-End Option Values

     The following table sets forth as to each of the named executive officers in the Summary Compensation Table information with respect to option exercises during 2003 and the status of their options on December 31, 2003: (i) the number of shares of Class B Stock underlying options exercised during 2003, (ii) the aggregate dollar value realized upon the exercise of such options, (iii) the total number of exercisable and non-exercisable stock options held on December 31, 2003 and (iv) the aggregate dollar value of in-the-money exercisable options on December 31, 2003.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the Money Options
	Number of Shares		Options on 12/31/03		on 12/31/2003 (1)
	Acquired Upon	Value Realized
Name	Exercise of Option	Upon Exercise	Exercisable	Unexercisable	Exercisable	Unexercisable
Alan B. Levan	156,100	$506,513	2,126,666	269,537	$18,482,234	$2,106,702
John E. Abdo	197,548	641,004	2,228,237	269,537	19,516,633	2,106,702
Glen R. Gilbert	—	—	220,121	53,910	1,716,988	425,616

(1)	Based upon a price of $10.92, which was the price of the last sale as reported by the OTC Market Report for 2003.

     The following table sets forth certain information as to each of the named executives in the Summary Compensation Table information with respect to the exercise of stock options during 2003, for shares of BankAtlantic Bancorp’s Class A Common Stock granted by BankAtlantic Bancorp and the status of their BankAtlantic Bancorp options on December 31, 2003: (i) the number of shares of BankAtlantic Bancorp Class A Common Stock underlying options exercised in 2003, (ii) the aggregate dollar value realized upon the exercise of such options, (iii) the total number of exercisable and non-exercisable stock options held on December 31, 2003 and (iv) the aggregate dollar value of in-the-money options on December 31, 2003.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the Money Options
	Number of Shares		Options on 12/31/03 (1)		on 12/31/2003 (2)
	Acquired Upon	Value Realized
Name	Exercise of Option	Upon Exercise	Exercisable	Unexercisable	Exercisable	Unexercisable
Alan B. Levan	44,017	$137,025	1,410,668	377,516	$16,279,062	$3,221,122
John E. Abdo	11,005	49,335	741,272	227,945	8,416,297	1,903,727
Glen R. Gilbert	—	—	—	55,514	—	423,169

(1)	As adjusted in accordance with the terms of the plans under which the options were granted as a result of the spin-off of Levitt Corporation to BankAtlantic Bancorp’s shareholders on December 31, 2003.

(2)	Based upon a fair market value of $14.025, determined by adjusting BankAtlantic Bancorp’s closing price of $19.00 at December 31, 2003 (which was the closing price for BankAtlantic Bancorp Class A Common Stock as reported on the New York Stock Exchange on December 31, 2003) for the above-referenced spin-off of Levitt Corporation.

Long-Term Incentive Plan (“LTIP”) Awards

     The Company has made available a profit-sharing plan to all of its employees (which does not include employees of BankAtlantic Bancorp, Inc. who are not employees of the Company) who meet certain minimum requirements. The Company is not required to make any contribution and the amount of the Company’s contribution is determined each year by the Board of Directors. It requires a uniform allocation to each employee of 0% to 15% of compensation, with the maximum compensation considered being $50,000. Vesting is in increments over a 6-year period to 100%. Alan B. Levan and Glen R. Gilbert are 100% vested. John E. Abdo is 60% vested. During 2003, the accounts for each of the above named individuals were credited with a $6,269 contribution.

Annual Incentive Program

     Each of the executive officers named in the Summary Compensation Table above is eligible for a bonus which is determined based upon the achievement of certain specified individual and corporate competencies or goals. These competencies and goals are established each year for each officer, and the Compensation Committee reviews the performance of each officer against such competencies and goals each year. The amounts set forth under “Bonus” in the Summary Compensation Table includes the amount earned by each officer named in the table under this bonus program with respect to 2003.

BankAtlantic Profit Sharing Plan

     BankAtlantic adopted the BankAtlantic Profit Sharing Stretch Plan (the “Profit Sharing Plan”) for all BankAtlantic employees, including Alan B. Levan and John E. Abdo, effective on January 1, 2003. The Profit Sharing Plan provides a quarterly payout in an amount equal to a percentage of annual base salary to all BankAtlantic employees based upon the achievement of certain pre-established goals each quarter. For 2003, such goals related to increasing low cost deposits, decreasing non-interest expense, increasing non-interest income and increasing BankAtlantic’s net income. Profit Sharing Plan payments of $118,183 were paid to Messrs. Alan B. Levan and John E. Abdo with respect to 2003. The amounts paid to each of the named executive officers under the Profit Sharing Plan for 2003 are set forth under “Bonus” in the Summary Compensation Table.

Shareholder Return Performance Graph

The following graph provides a comparison of the cumulative total returns for the Company, the Wilshire 5000 Total Market Index and the NASDAQ Bank Index and assumes $100 invested on December 31, 1998:

	12/31/1998	12/31/1999	12/31/2000	12/31/2001	12/31/2002	12/31/2003
BFC Financial Corporation	100	43	33	84	84	289
Wilshire 5000 Total Market	100	122	108	95	74	95
Nasdaq Bank Index	100	92	106	116	121	158

COMPENSATION COMMITTEE REPORT ON
EXECUTIVE COMPENSATION

     The following Report of the Compensation Committee and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graphs by reference therein.

Executive Officer Compensation

     The Company’s compensation program for executive officers consists of three key elements: a base salary, an incentive bonus (including the Company’s Long Term Incentive Plan) and periodic grants of stock options. The Compensation Committee believes that this approach best serves the interests of shareholders by ensuring that executive officers are compensated in a manner that advances both the short and long term interests of the Company and its shareholders. Thus, compensation for the Company’s executive officers involves a portion of pay which depends on incentive payments which are generally earned based on an assessment of performance in relation to corporate goals, and stock options, which directly relate a significant portion of an executive officer’s long term remuneration to stock price appreciation realized by the Company’s shareholders. Messrs. Alan B. Levan and John E. Abdo each hold positions in, and therefore also received compensation in 2003 from, both BankAtlantic and Levitt Corporation. Mr. Glen R. Gilbert holds a position in Levitt Corporation, and therefore received compensation in 2003 from Levitt Corporation. Levitt Corporation was spun off from BankAtlantic Bancorp to its shareholders on December 31, 2003. The Company’s Compensation Committee does not determine the compensation from the Company’s affiliates but considers such compensation when determining the compensation paid those individuals by the Company.

Base Salary

     The Company offers competitive salaries based on a review of market practices and the duties and responsibilities of each officer. In setting base compensation, the Compensation Committee periodically examines market compensation levels and trends observed in the labor market. Market information is used as an initial frame of reference for annual salary adjustments and starting salary offers. Salary decisions are determined based on an annual review by the Compensation Committee with input and recommendations from the CEO. Base salary determinations are made based on, among other things, competitive market salaries, the functional and decision making responsibilities of each position, and the contribution, experience and work performance of each executive officer.

Annual Incentive Program

     The Company’s management incentive program is designed to motivate executives by recognizing and rewarding performance. The annual incentive program is a bonus plan used to compensate executives generally based on the Company’s profitability and the achievement of individual performance competencies and goals. Generally, a minimum corporate profitability threshold must be achieved before any bonus will be paid.

     Each participant’s bonus is intended to take into account corporate and individual components, which are weighted according to the executive’s responsibilities. Bonuses of $695,552 were paid to the named executive officers based on their individual performances during 2003.

Stock Options

     Executive officers of the Company were granted stock options to purchase Class B Stock during 2003. All of the stock options were granted with an exercise price equal to at least 100% of the market value of the Class B Stock on the date of grant and vest on the fifth anniversary of the date of grant. The higher the trading price of the Class B Stock, the higher the value of the stock options. The granting of options is totally discretionary and options are awarded based on an assessment of an executive officer’s contribution to the success and growth of the Company. Grants of stock options to executive officers, including the named executive officers (other than the CEO), are generally made upon the recommendation of the CEO based on the level of an executive’s position with the Company, BankAtlantic, Levitt Corporation, an evaluation of the executive’s past and expected performance, the number of outstanding and previously granted options and discussions with the executive. The Board of Directors believes that providing executives with opportunities to acquire an interest in the growth and prosperity of the Company through the grant of stock options enables the Company to attract and retain qualified and experienced executive officers and offer additional long-term incentives. The

Board of Directors believes that utilization of stock options more closely aligns the executives’ interests with those of the Company’s shareholders, since the ultimate value of such compensation is directly dependent on the stock price.

Compensation of the Chairman and Chief Executive Officer

     As previously indicated, the Compensation Committee believes that the Company’s total compensation program is appropriately based upon business performance, market compensation levels and personal performance. The Compensation Committee reviews and fixes the base salary of the CEO, based on those factors described above for other executive officers as well as the Compensation Committee’s assessment of Mr. Levan’s past performance as CEO and its expectation as to his future contributions. In 2003, Mr. Alan B. Levan received a 4% base salary increase from the Company. This increase was consistent with the increases given to other members of executive management and was considered appropriate based on Mr. Levan’s efforts and contributions to the Company.

     In evaluating the performance of Mr. Levan, the Compensation Committee considered the Company’s financial condition and 2003 results. In its review, the Compensation Committee noted the 101% increase in income before income taxes, minority interest, extraordinary items and cumulative effect of a change in accounting principle for the 2003 fiscal year. Also noted was the Company’s stock price appreciation of 245%. The Compensation Committee also considered that Mr. Levan spends considerable effort and attention in connection with the operations of BankAtlantic Bancorp, Inc. and Levitt Corporation, and that the performance of those entities has been a substantial factor in the success of the Company. The Compensation Committee also took note of Mr. Alan B. Levan’s leadership during 2003. Specifically, it acknowledged his successful leadership in the spin-off of Levitt Corporation from BankAtlantic Bancorp, his efforts to increase the visibility of and institutional interest in the Company, BankAtlantic Bancorp and Levitt and creating and leading BankAtlantic’s Florida’s Most Convenient Bank initiative. Based on the foregoing, Mr. Levan was awarded an aggregate bonus of $415,000.

     Future salary increases and bonuses will continue to reflect the amounts paid to chief executive officers at other public companies, as well as the Company’s financial condition, operating results and attainment of strategic objectives.

Internal Revenue Code Limits on Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

     The Compensation Committee believes that it is generally in the Company’s best interest to attempt to structure performance-based compensation, including stock option grants or performance-based restricted stock or restricted stock unit awards and annual bonuses, to executive officers who may be subject to Section 162(m) in a manner that satisfies the statute’s requirements. However, the Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m) standards when necessary to enable the Company to meet its overall objectives, even if the Company may not deduct all of the compensation. Accordingly, the Compensation Committee this year approved and may in the future approve compensation arrangements for certain officers, including Mr. Levan, that are not fully deductible. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company’s efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Submitted by the Members of the Compensation Committee:

Earl Pertnoy, Chairman
Oscar Holzmann
Neil Sterling

AUDIT COMMITTEE REPORT

     The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

     The Audit Committee held five meetings during 2003. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, the internal auditors and the Company’s independent auditors for 2003, PricewaterhouseCoopers LLP (“PWC”). The Committee discussed with the Company’s independent auditors the overall scope and plan for their audit and met with the independent auditors, with and without management present, to discuss the results of their examination. In 2003, the Committee engaged an internal audit company to begin an internal audit process and an evaluation of the Company’s internal controls. On January 7, 2003, the Committee approved the dismissal of KPMG LLP (“KPMG”) and the engagement of PWC as the Company’s independent auditors.

     The Audit Committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2003 with management and PWC.

     Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America and discuss with the Audit Committee their independence and any other matters they are required to discuss with the Audit Committee or that they believe should be raised with it. The Audit Committee oversees these processes, although it must rely on information provided to it and on the representations made by management and the independent auditors.

     The Audit Committee also discussed with the independent auditors matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with PWC its independence from the Company. When considering PWC’s independence, the Audit Committee considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s consolidated financial statements was compatible with maintaining their independence. The Audit Committee also reviewed, among other things, the amount of fees paid to PWC for audit and non-audit services.

     Based on these reviews and meetings, discussions and reports, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2003 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

Submitted by the Members of the Audit Committee:

Oscar Holzmann, Chairman
Earl Pertnoy
Neil Sterling

Fees to Independent Auditors for Fiscal 2003 and 2002

     PWC served as the independent auditor for the Company and BankAtlantic for 2003 and for Levitt Corporation for 2003 and 2002. KPMG served as independent auditor for the Company and BankAtlantic for 2002. The following tables present for each of these entities, fees for professional services rendered by the then engaged independent auditor for the audit of each of the entities, annual financial statements, fees for audit-related services, tax services and all other services.

	2002	2003
	(in thousands)
BFC Financial Corporation
Audit fees	$92	64
Audit - related fees (a)	—	—
Tax fees (b)	—	—
All other fees	7	—
BankAtlantic
Audit fees	1,141	951
Audit - related fees (a)	164	27
Tax fees (b)	191	451
All other fees	—	—
Levitt Corporation
Audit fees	134	180
Audit - related fees (a)	45	43
Tax fees (b)	—	43
All other fees	—	—

(a)	Principally audits of employee benefit plans and other related entities, due diligence and consultation services with respect to acquisitions and consultations regarding generally accepted accounting principles.

(b)	Principally, in 2003, work related to the preparation, filing and completion of a private letter ruling request in connection with the Levitt spin-off, and in 2003 and 2002, also includes tax compliance services, tax advice, tax planning and tax examination assistance.

     All audit related services, tax services and other services were pre-approved by the Audit Committee of the respective entity, which concluded that the provision of such services by PWC was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. Under its charter, the Audit Committee must review and pre-approve both audit and permitted non-audit services provided by the independent auditors and shall not engage the independent auditors to perform any non-audit services prohibited by law or regulation. Each year, the independent auditor’s retention to audit the Company’s financial statements, including the associated fee, is approved by the Audit Committee before the filing of the preceding year’s annual report on Form 10-K. Under its current practices, the Audit Committee does not regularly evaluate potential engagements of the independent auditor and approve or reject such potential engagements. At each Audit Committee meeting, the Audit Committee receives updates on the services actually provided by the independent auditor, and management may present additional services for pre-approval. Effective, March 29, 2004, the Audit Committee has delegated to the Chairman of the Audit Committee the authority to evaluate and approve engagements involving projected fees of $10,000 or less on behalf of the Audit Committee in the event that a need arises for pre-approval between regular Audit Committee meetings. If the Chairman so approves any such engagements, he will report that approval to the full Audit Committee at the next Audit Committee meeting. Engagements involving projected fees of more than $10,000 may only be pre-approved by the full Audit Committee at a regular or special meeting.

     The Audit Committee has determined that the provision of the services, other than audit services, described above are compatible with maintaining the principal independent auditor’s independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth, as of April 1, 2004, certain information as to Class A Stock and Class B Stock beneficially owned by persons owning in excess of 5% of the outstanding shares of such stock. In addition, this table includes the outstanding securities beneficially owned by the Company’s Beneficial Owners, directors and executive officers named in the Summary Compensation Table and the number of shares owned by directors and executive officers as a group. Management knows of no person, except as listed below, who beneficially owned more than 5% of the Company’s outstanding Class A Stock or Class B Stock as of April 1, 2004. Except as otherwise indicated, the information provided in the following table was obtained from filings with the Securities and Exchange Commission (the “SEC”) and with the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the table below in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner of any shares of the Company’s Common Stock (1) over which he or she has or shares, directly or indirectly, voting or investment power, or (2) of which he or she has the right to acquire beneficial ownership at any time within 60 days after April 1, 2004. As used herein, “voting power” is the power to vote, or direct the voting of, shares and “investment power” includes the power to dispose, or direct the disposition of, such shares. Unless otherwise noted, each beneficial owner has sole voting and sole investment power over the shares beneficially owned.

	Class A Stock	Class B Stock
	Ownership	Ownership	Percent of	Percent of
	as of	as of	Class A	Class B
Name of Beneficial Owner	April 1, 2004	April 1, 2004	Stock	Stock
I.R.E. Realty Advisory Group, Inc.(2)(3)(5)	2,869,142	500,000	20.62%	16.16%
Florida Partners, Corporation(3)(5)	764,995	133,314	5.50%	4.31%
I.R.E. Properties, Inc.(3)(5)	784,229	136,666	5.64%	4.42%
I.R.E. Realty Advisors, Inc.(3)(5)	1,389,933	242,221	9.99%	7.83%
Levan Enterprises, Ltd.(3)(5)	320,570	55,865	2.30%	1.81%
Alan B. Levan(1)(3)(5)(6)	121,723	2,187,691	0.88%	43.94%
Glen R. Gilbert(1)(5)	5,614	239,068	0.04%	7.17%
John E. Abdo(1)(3)(5)(6)	1,771,181	2,748,437	12.73%	55.18%
Earl Pertnoy(1)(5)	39,594	119,208	0.28%	3.72%
Oscar Holzmann(1)(5)	—	8,965	0.00%	0.29%
Neil Sterling(1)(5)	—	8,965	0.00%	0.29%
Dr. Herbert A. Wertheim(4)	2,389,699	416,448	17.17%	13.46%
All directors and executive officers of the Company as a group (6 persons, including the individuals identified above)(1)(3)	8,066,981	6,380,400	57.97%	88.18%

(1)	Amount and nature of beneficial ownership and percent of class include shares that may be acquired within 60 days pursuant to exercise of stock options to purchase Class B Common Stock as follows: Alan B. Levan 1,866,723 shares, John E. Abdo 1,866,723 shares, Glen R. Gilbert 238,090 shares, Earl Pertnoy 112,308 shares, Oscar Holzmann 8,965 shares and Neil Sterling 8,965 shares.

(2)	The Company owns 45.5% of I.R.E. Realty Advisory Group, Inc.

(3)	The Company may be deemed to be controlled by Alan B. Levan and John E. Abdo who collectively may be deemed to have an aggregate beneficial ownership of 67.5% of the outstanding Common Stock of the Company. Levan Enterprises, Ltd. is a controlling and majority shareholder of I.R.E. Realty Advisors, Inc. and I.R.E. Properties, Inc. and may be deemed to be the controlling shareholder of I.R.E. Realty Advisory Group, Inc. and Florida Partners Corporation. Levan Enterprises, Ltd. is a limited partnership whose sole general partner is Levan General Corp., a corporation 100% owned by Alan B. Levan. Therefore, Mr. Levan may be deemed to be the beneficial owner of the shares of Common Stock owned by each of such entities. In addition to his personal holdings of Common Stock, Mr. Levan may be deemed to be the beneficial owner of 6,887 shares of Class A Common Stock and 1,200 shares of Class B Common Stock held of record by Mr. Levan’s wife and 1,866,723 shares of Class B Common Stock which can be acquired within 60 days pursuant to stock options, for an aggregate beneficial ownership of 6,250,590 shares (44.9%) of Class A Common Stock and 3,255,757 shares (65.4%) of Class B Common Stock.

(4)	Dr. Wertheim’s ownership was reported in a Rebuttal of Control Agreement filed on December 20, 1996 with the Office of Thrift Supervision (as adjusted for stock splits since the date of filing). The Rebuttal of Control Agreement indicates that Dr. Wertheim has no intention to manage or control, directly or indirectly, the Company. Dr. Wertheim’s mailing address is 191 Leucadendra Drive, Coral Gables, Florida 33156.

(5)	Mailing address is 1750 East Sunrise Boulevard, Fort Lauderdale, Florida 33304.

(6)	Messrs. Levan and Abdo have entered into a Shareholders Agreement and Irrevocable Proxy with respect to the shares of Class B Common Stock controlled by them. Under the agreement, they have agreed to vote their shares of Class B Common Stock in favor of the election of each other to the Company’s Board of Directors for so long as Mr. Levan and Mr. Abdo are willing and able to serve as directors of the Company. Additionally, Mr. Abdo will grant an irrevocable proxy to an entity controlled by Mr. Levan and obtain the consent of Mr. Levan prior to the sale or conversion of certain of his shares of Class B Common Stock.

OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors is not aware of any matters, other than those referred to in the accompanying Notice of Meeting, that may be brought before the Annual Meeting.

INDEPENDENT PUBLIC ACCOUNTANTS

     PricewaterhouseCoopers LLP served as the Company’s independent public accountants for the year ended December 31, 2003. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions from shareholders.

     KPMG LLP (“KPMG”) served as the Company’s independent public accountants for the year ended December 31, 2002. On January 7, 2003, the Company dismissed KPMG as its independent public accountants, effective upon completion of the audit of the fiscal year ended December 31, 2002. KPMG served as independent public accountants through the filing of all required reports covering operations for fiscal year 2002, including the Annual Report on Form 10-K. The reports of KPMG on the Company’s financial statements for the two years ended December 31, 2002 and 2001 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that in 2002, the Company changed its method of accounting for goodwill and intangible assets and in 2001, the Company changed its method of accounting for derivative instruments and hedging activities. The decision to change accountants was approved by the Audit Committee of the Board of Directors of the Company. In connection with its audits for the fiscal years ended December 31, 2002 and 2001, and through the date of this proxy statement, there have been no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure, which disagreements if not resolved to the satisfaction of KPMG would have caused them to make reference thereto in their report on the financial statements for such years.

ADDITIONAL INFORMATION

     “Householding” of Proxy Material. The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or our transfer agent, American Stock Transfer & Trust Company (“AST”), that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. However, the Company will deliver promptly upon written or oral request a separate copy of this proxy statement to a shareholder at a shared address to which a single proxy statement was delivered. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple proxy statements and would like to request delivery of a single proxy statement, please notify your broker if your shares are held in a brokerage account or AST if you hold registered shares. You can notify AST by sending a written request to American Stock Transfer & Trust Company, 59 Maiden Lane — Plaza Level, New York, NY 10038, attention Karen A. Lazar, Vice President.

     Advance Notice Procedures. Under our bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder entitled to vote who has delivered written notice to the Company’s Corporate Secretary (containing certain information specified in the bylaws about the shareholder and the proposed action) not less than 90 or more than 120 days prior to the first anniversary of the preceding year’s annual meeting—that is, with respect to the 2005 annual meeting, between January 11 and February 10, 2005. In addition, any shareholder who wishes to submit a nomination to the Board must deliver written notice of the nomination within this time period and comply with the information requirements in the bylaws relating to shareholder nominations. These requirements are separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in the Company’s proxy statement.

     Shareholder Proposals for the 2005 Annual Meeting. Shareholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of shareholders in 2005 may do so by following the procedures prescribed in SEC Rule l4a-8. To be eligible for inclusion, shareholder proposals must be received by the Company’s Secretary no later than December 16, 2004 at the Company’s main offices, 1750 East Sunrise Boulevard, Fort Lauderdale, Florida 33304. If such proposal or proposals are in compliance with applicable rules and regulations, they will be included in the Company’s proxy statement and form of proxy for that meeting.

     Proxy Solicitation Costs. The Company will bear the expense of soliciting proxies and of reimbursing brokers, banks and nominees for the out-of-pocket and clerical expenses of transmitting copies of the proxy materials to the beneficial owners of shares held of record by such persons. The Company does not currently intend to solicit proxies other than by use of the mail, but certain directors, officers and regular employees of the Company or its subsidiary, BankAtlantic, without additional compensation, may solicit proxies personally or by telephone, fax, special letter or otherwise.

BY ORDER OF THE BOARD OF DIRECTORS

Alan B. Levan
Chairman

April 21, 2004

Appendix A

AUDIT COMMITTEE

BFC FINANCIAL CORPORATION

CHARTER

Adopted March 1, 2004

     Organization

     There shall be a committee of the Board of Directors to be known as the Audit Committee. The Audit Committee shall be comprised of not less than three members of the Board of Directors. The members of the Audit Committee shall be elected by the Board of Directors and shall serve until their successors shall be duly elected and qualified or until such member’s earlier resignation or removal. The members of the Audit Committee may be removed, with or without cause, by a majority vote of the Board of Directors. Unless a Chair is elected by the full Board, the members of the Audit Committee may designate a Chair by majority vote of the full Audit Committee membership.

     All Audit Committee members shall be free from any material relationship with the Company, as determined by the Board of Directors in its business judgment. Each member of the Audit Committee shall, in the judgment of the Board of Directors, be “independent,” as defined by all applicable laws, rules and regulations, and members of the Audit Committee shall not, directly or indirectly, accept any consulting, advisory, or other compensatory fee from the Company.

     Each member of the Audit Committee shall be “financially literate,” as such qualification is interpreted by the Board of Directors in its business judgment. At least one member of the Audit Committee shall be a “financial expert” based on the criteria established by the Securities and Exchange Commission (the “SEC”) and other relevant rules and regulations as determined by the Board of Directors in its business judgment. No member of the Audit Committee shall serve on the audit committees of more than three public companies unless the Board of Directors determines, in its business judgment, that such simultaneous service would not impair the ability of such member to effectively serve on the Company’s Audit Committee.

     Statement of Policy

     The Audit Committee shall provide assistance to the Board of Directors in fulfilling its oversight responsibilities for the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications, performance and independence of the Company’s independent auditor, and the performance of the Company’s internal audit function. In so doing, it will be the responsibility of the Audit Committee to facilitate free and open communication between the Audit Committee, the independent auditors, the internal auditors, and management of the Company. The Audit Committee will also prepare a report to be included in the Company’s annual proxy statement, as required by SEC regulations, and will report regularly to the Board of Directors of the Company on its activities and discussions.

     In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention within its scope of responsibility with full access to all books, records, facilities, and personnel of the Company and the authority to engage independent legal, accounting and other advisors as it determines necessary to carry out its duties. The Company shall provide appropriate funding, as determined by the Audit Committee, for compensation to the independent auditor and to any advisors that the Audit Committee may choose to engage. The decision to engage or to terminate any advisors to the Audit Committee and all decisions regarding the fee arrangements for any such advisors shall be made solely by the Audit Committee.

     Meetings

     The Audit Committee shall meet at least four times per year, or more frequently as circumstances may require. If the Audit Committee deems it advisable, its meetings may include an executive session of the Audit Committee absent members of management and on such terms and conditions as the Audit Committee may elect. As part of its role to foster open communication, the Audit Committee should meet periodically with management, the person or persons responsible for the Company’s internal audit function and the independent auditors in separate executive sessions to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately. In addition, the Audit Committee should meet at least quarterly with the independent auditors and management to discuss the audited annual financial statements or quarterly financial statements, as applicable, including the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

     Responsibilities

     The primary responsibility of the Audit Committee is to oversee the Company’s reporting processes on behalf of the Board of Directors and the shareholders and to report the results of its activities to the Board of Directors. While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements. The Board of Directors recognizes that the Audit Committee’s functions are not intended to duplicate or certify the activities of management and the independent auditor, nor can the Audit Committee certify that the independent auditor is “independent” within the meaning of applicable rules and regulations.

     In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible to enable the Audit Committee to react to changing conditions and circumstances. The processes set forth below are intended to serve as a guide with the understanding that the Audit Committee may supplement them as appropriate.

     • The Audit Committee shall be directly responsible for the appointment and termination (subject, if applicable, to shareholder ratification), setting of compensation, and oversight of the work of the independent auditors. The independent auditors shall report directly to the Audit Committee and the Audit Committee shall oversee the resolution of disagreements between management and the independent auditors in the event that they arise, including resolution of disagreements between management and the auditors regarding financial reporting.

     • The Audit Committee shall meet at least annually with the internal auditors and the independent auditors and financial management of the Company to review the scope of their proposed audits for the current year and the proposed audit procedures to be utilized, including the adequacy of staffing and compensation and shall review with management and the independent auditors the results of the audit, including any comments or recommendations they may have.

     • At least annually the Audit Committee shall evaluate the independent auditor’s qualifications and performance, which review shall include a review of the lead partner assigned by the independent auditor to the Company. In making its evaluation, the Audit Committee shall take into consideration the opinions of management as well as the person or persons responsible for the Company’s internal audit function.

     • The Audit Committee shall review and pre-approve both audit and permitted non-audit services provided by the independent auditors and shall not engage the independent auditors to perform any non-audit services prohibited by law or regulation. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee. The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee shall inform the Board of its approval of any permitted non-audit services so that the Company may disclose such approval if such disclosure shall be required by any applicable laws, rules or regulations.

     • The Audit Committee shall consider whether the auditor’s performance of permissible non-audit services is compatible with the auditor’s independence and shall also request from the independent auditors annually a formal written statement delineating all relationships between the auditor and the Company consistent with Independent Standards Board Standard Number 1. The Audit Committee shall review and discuss with the independent auditors any such disclosed relationships and their impact on the independent auditor’s independence. The Audit Committee shall ensure the rotation of the lead audit partner assigned to the Company by the independent auditor at least every five years and confirm that the lead audit partner or the audit partner responsible for reviewing the audit has not performed audit services for the Company in any of the Company’s last five fiscal years.

     • The Audit Committee shall hold timely discussions with the independent auditors regarding material written communications between the independent auditor and management including, but not limited to, the management letter and schedule of unadjusted differences.

     • The Audit Committee shall obtain and review at least annually a report by the outside auditor describing the independent auditor’s internal quality-control procedures, any material issues raised by the most recent internal quality-control review or peer review or by any governmental or professional authorities within the preceding five years, respecting one or more independent audits carried out by the independent auditor and any steps taken to deal with any such issues.

     • The Audit Committee shall review and advise the Board on the selection, performance, compensation and removal of the person or persons responsible for the Company’s internal audit function. The Audit Committee shall review activities, organizational structure, and qualifications of the internal audit department. The Audit Committee shall periodically, but at least quarterly, review with the person or persons responsible for the Company’s internal audit function any significant difficulties, disagreements with management, or scope restrictions encountered in the course of the department’s work.

     • The Audit Committee shall review and discuss with management and the independent auditors the audited annual financial statements and quarterly financial statements of the Company to be included in the Company’s Annual Report on Form 10-K or Quarterly Reports on Form 10-Q, as applicable, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including the results of the independent auditors’ reviews of the interim financial statements, and all internal controls reports (or summaries thereof). The Audit Committee shall also review other relevant reports or financial information submitted by the Company to any governmental body, or the public, including management certifications as required by the Sarbanes-Oxley Act of 2002 and relevant reports rendered by the independent auditors (or summaries thereof). The Audit Committee shall discuss with management and the independent auditors the quality, not just acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the Company’s financial statements, and shall review and consider with the independent auditors the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61.

     • The Audit Committee shall review disclosures made by the CEO and CFO during the Forms 10-K and 10-Q certification process about significant deficiencies in the design or operation of internal controls or any fraud that involves management or other employees who have a significant role in the Company’s internal controls.

     • The Audit Committee shall discuss the Company’s earnings press releases, as well as financial information and any earnings guidance provided to analysts and rating agencies; provided that any such discussions may be general in nature, need not take place in advance of the public dissemination of each earnings release and need not address each instance in which the Company may provide earnings guidance.

     • The Audit Committee shall discuss with management and the independent auditors the accounting policies that may be viewed as critical. The Audit Committee shall review and discuss any significant changes in the accounting policies of the Company and accounting and financial reporting proposals that may have a significant impact on the Company’s financial reports as well as all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor. The Audit Committee shall confer with management and the independent auditor on all significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative methods under generally acceptable accounting principles on the financial statements.

     • The Audit Committee shall discuss with management and the independent auditors the integrity of the Company’s financial reporting processes (both internal and external) and the quality and adequacy of the Company’s internal controls and disclosure controls.

     • The Audit Committee shall review management’s assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditors’ report on and attestation of management’s assessment. The Audit Committee shall review all material issues raised by management’s internal controls review.

     • The Audit Committee shall provide sufficient opportunity for the independent auditors to meet with the Audit Committee outside the presence of management, and to discuss the independent auditors’ evaluation of the Company’s financial and accounting personnel and the cooperation that the independent auditors received during the course of the audit as well as any audit problems or difficulties and management’s response.

     • The Audit Committee shall establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

     • The Audit Committee shall review the findings of any examination by regulatory agencies such as the Federal Reserve, FDIC, Office of Thrift Supervision, or the Securities and Exchange Commission, as well as any response by management to regulatory agency examinations or reviews.

     • The Audit Committee shall review the Company’s Code of Ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

     • The Audit Committee shall discuss the Company’s policies with respect to risk assessment and risk management.

     • The Audit Committee shall set clear hiring policies for employees or former employees of the independent auditor in compliance with applicable laws, rules and regulations.

     • The Audit Committee shall perform a self-evaluation of its performance at least annually to determine whether it is functioning effectively.

     • The Audit Committee shall review and reassess this Charter periodically, but at least annually, and recommend to the Board any amendments that the Audit Committee may deem necessary or advisable.

     Disclosure of Charter

     This Charter will be made available on the Company’s website and otherwise as may be required by applicable law, rule or regulation.

Form of Proxy Class A Common Stock

REVOCABLE PROXY
BFC FINANCIAL CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
Proxy Solicited On Behalf of the Board of Directors

The undersigned hereby appoints Glen R. Gilbert and Maria R. Scheker, or either of them, the undersigned’s proxies, with full power of substitution, to vote all of the shares of Class A Common Stock of BFC FINANCIAL CORPORATION (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at Broward County Convention Center, 1950 Eisenhower Boulevard, Ft. Lauderdale, FL 33316 on Tuesday, May 11, 2004, at 2:45 p.m., local time, and at any adjournment or postponement thereof, as hereinafter specified upon the proposal listed on the reverse side and as more particularly described in the Company’s Proxy Statement, receipt of which is hereby acknowledged, and in their discretion, upon such other business as may properly come before such Annual Meeting or adjournments or postponements thereof.

This Proxy will be voted in accordance with the instructions set forth herein, or in the event no instructions are set forth, this Proxy will be voted FOR the nominees set forth on the back of this card and described in the accompanying Notice of Annual Meeting and Proxy Statement. This Proxy hereby revokes all prior proxies given with respect to the shares of the undersigned.

(Continued, and to be signed and dated on the other side.)

1.	Election of three directors –two to serve a three-year term to expire in 2007, one to serve a two year term to expire in 2006.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES NAMED BELOW:

Nominees: Neil Sterling and Alan B. Levan (term to expire in 2007) and D. Keith Cobb (term to expire in 2006).

☐	FOR ALL NOMINEES

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL NOMINEES EXCEPT
(See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s) mark “FOR ALL NOMINEES EXCEPT” and write the nominee name(s) below:

2.	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTORS NAMED IN PROPOSAL 1.

Please mark, sign, date and return this proxy card promptly, using the enclosed envelope. No Postage is required for mailing it in the United States.

Dated: , 2004

(Signature of Shareholder)

(Signature of Shareholder)

IMPORTANT: Please sign exactly as name(s) appear(s) at left. When signing as attorney, executor, administrator, trustee, guardian, please give full title as such. If a corporation, please sign the full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Form of Proxy Class B Common Stock

REVOCABLE PROXY
BFC FINANCIAL CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
Proxy Solicited On Behalf of the Board of Directors

The undersigned hereby appoints Glen R. Gilbert and Maria R. Scheker, or either of them, the undersigned’s proxies, with full power of substitution, to vote all of the shares of Class B Common Stock of BFC FINANCIAL CORPORATION (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at Broward County Convention Center, 1950 Eisenhower Boulevard, Ft. Lauderdale, FL 33316 on Tuesday, May 11, 2004, at 2:45 p.m., local time, and at any adjournment or postponement thereof, as hereinafter specified upon the proposal listed on the reverse side and as more particularly described in the Company’s Proxy Statement, receipt of which is hereby acknowledged, and in their discretion, upon such other business as may properly come before such Annual Meeting or adjournments or postponements thereof.

This Proxy will be voted in accordance with the instructions set forth herein, or in the event no instructions are set forth, this Proxy will be voted FOR the nominees set forth on the back of this card and described in the accompanying Notice of Annual Meeting and Proxy Statement. This Proxy hereby revokes all prior proxies given with respect to the shares of the undersigned.

(Continued, and to be signed and dated on the other side.)

1.	Election of three directors –two to serve a three-year term to expire in 2007, one to serve a two year term to expire in 2006.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES NAMED BELOW:

Nominees: Neil Sterling and Alan B. Levan (term to expire in 2007) and D. Keith Cobb (term to expire in 2006).

☐	FOR ALL NOMINEES

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL NOMINEES EXCEPT
(See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s) mark “FOR ALL NOMINEES EXCEPT” and write the nominee name(s) below:

2.	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTORS NAMED IN PROPOSAL 1.

Please mark, sign, date and return this proxy card promptly, using the enclosed envelope. No Postage is required for mailing it in the United States.

Dated: , 2004

(Signature of Shareholder)

(Signature of Shareholder)

IMPORTANT: Please sign exactly as name(s) appear(s) at left. When signing as attorney, executor, administrator, trustee, guardian, please give full title as such. If a corporation, please sign the full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.